Exhibit 10.4
NOVAVAX, INC.
AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE BENEFIT PLAN
Amended and Restated Effective June 17, 2021

Section 1.Introduction.
The Novavax, Inc. Amended and Restated Change in Control Severance Benefit Plan (the “Plan”) was originally approved by the Board of Directors (the “Board”) of Novavax, Inc. (the “Company”), and became effective, on August 10, 2005, and was subsequently amended and restated on July 26, 2006, December 31, 2008 and June 15, 2011. The Board approved an amendment and restatement of the Plan as set forth herein, effective June 17, 2021 (the “Effective Date”). The purpose of the Plan is to provide severance benefits to certain eligible employees of the Company in the event of their termination of employment under certain circumstances in connection with a Change in Control. This Plan document is also the Summary Plan Description for the Plan. Nothing in the Plan will be construed to give any employee the right to receive severance payments or benefits upon a termination of employment, except as expressly provided in and subject to the conditions set forth in the Plan. The Plan is unfunded and is intended to be an “employee welfare benefit plan” (within the meaning of Section 3(1) of the Employee Retirement Security Act of 1974, as amended (“ERISA”)), maintained for the purpose of providing benefits to a select group of management or highly compensated employees and shall be administered and construed accordingly. The Plan is intended to ensure that the severance benefits payable under the plan are exempt from or compliant with the requirements of Section 409A.
Certain capitalized terms used in the Plan are defined in Section 6.
Section 2.Eligibility for Benefits.
(a)Subject to the requirements set forth in this Section 2, the Company shall grant benefits under the Plan to Eligible Employees. “Eligible Employees” include all employees of the Company at the level of Executive Vice President or above. At any time, the Plan Administrator may select additional employees to be designated as Eligible Employees.
(b)Subject to Section 2(c)(ii), if (i) an Eligible Employee’s employment with the Company terminates due to an Involuntary Termination (for the avoidance of doubt, other than due to the Eligible Employee’s death or Disability), or as a result of a Constructive Termination, which in either case occurs: (A) within the one year period prior to the consummation of a Change in Control, but after the first date on which the Board and/or senior management of the Company has entered into formal negotiations with a potential acquirer that results in the consummation of a Change in Control, or (B) during such Eligible Employee’s Tail Period, and, in either case, during the term of the Plan as specified in Section 5(b) and (ii) the Eligible Employee executes a general waiver and release of all claims against the Company and its Affiliates and their representatives on a form satisfactory to the Company in accordance with the provisions of Section 4 (a “Qualifying Termination”), the Eligible Employee will be eligible for severance payments and benefits as set forth in the Plan.

Exhibit 10.4
(c)Exceptions. Notwithstanding the foregoing:
(i)Change in Control severance payments and benefits provided under the Plan will be in lieu of any severance payments and benefits provided under any individual employment contract or agreement between the Eligible Employee and the Company to the extent the payments or benefits provided hereunder are greater than those provided in such employment contract or agreement (unless expressly provided otherwise by the Plan Administrator in a manner that does not violate the requirements of Section 409A of the Code), it being understood that, in the event an Eligible Employee’s employment terminates under circumstances entitling such Eligible Employee to severance under his or her employment contract or agreement and a Change in Control occurs within one year after such termination (but after the first date on which the Board and/or senior management of the Company has entered into formal negotiations with a potential acquirer that results in the consummation of a Change in Control), subject to the terms and conditions of the Plan, the Eligible Employee will be eligible to receive such greater or additional benefits provided hereunder, but without duplication.
(ii)An Eligible Employee shall not be eligible to receive benefits under the Plan (and the Eligible Employee’s participation in the Plan shall terminate) if employment was terminated:
•by the Company for Cause at any time;
•voluntarily by the Eligible Employee other than a Constructive Termination;
•for any reason, whether initiated by the Eligible Employee or the Company, after expiration of the Eligible Employee’s Tail Period;
•for any reason before the first date on which the Board and/or senior management of the Company has entered into formal negotiations with a potential acquirer of the Company’s business; or
•for any reason, more than one year before the date of the consummation of a Change in Control.
Section 3.Amount and Type of Benefits; Limitations and Exceptions.
(a)Benefits payable under the Plan to an Eligible Employee are as follows and are subject to the following limitations and exceptions:
(i)The Company shall pay to the Eligible Employee an amount, in a single cash payment, equal to the sum of (A) any Accrued Compensation, (B) the Eligible Employee’s Pay for the number of months in the Eligible Employee’s Severance Benefit Period, as set forth on Exhibit A and (C) the Eligible Employee’s Bonus Amount, multiplied by a fraction, the numerator of which is the number of months in the Eligible Employee’s Severance Benefit Period and the denominator of which is twelve. In the case of an Eligible Employee whose Qualifying Termination precedes a Change in Control, the amount payable to the Eligible Employee pursuant to this Section 3(a)(i) shall be reduced by any severance payments or benefits provided as of the date of the Change in Control pursuant to the Eligible Employee’s

Exhibit 10.4
employment agreement or contract with the Company and, for the avoidance of doubt, no further payments under such employment agreement or contract will be made to the Eligible Employee.
(ii)The Company shall pay to the Eligible Employee an amount equal to the number of months in the Eligible Employee’s Severance Benefit Period, as set forth on Exhibit A, multiplied by one hundred percent (100%) of the monthly COBRA premiums, including the two percent (2%) administration fee, as in effect as of the Termination Date for the Company’s group medical, dental, vision and hospitalization insurance benefits for the Eligible Employee and his or her eligible dependents in which the Eligible Employee is enrolled as of the Termination Date to the extent the Eligible Employee timely and properly elects coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If an Eligible Employee whose Qualifying Termination precedes a Change in Control did not timely elect COBRA coverage prior to becoming eligible for benefits under the Plan, no payments described in this Section 3(a)(ii) will be made by the Company under the Plan.
(iii)Notwithstanding any provision in any equity or equity-based award agreement to the contrary, all equity or equity-based awards, the vesting of which is based only on the passage of time (“Time-Based Awards”), held by the Eligible Employee that are outstanding immediately prior to the Termination Date will become fully vested and will remain exercisable, as applicable, for a number of months equal to the number of months in the Severance Benefit Period (or for the original term of the equity award, if shorter). Unless otherwise determined by the Plan Administrator, all equity or equity-based awards, the vesting of which is based on the satisfaction of specified performance criteria (“Performance-Based Awards”), held by the Eligible Employee that are outstanding immediately prior to the Termination Date will become vested as to the number of shares (or units with respect to shares) that would have vested based on the greater of (A) assumed achievement of the applicable performance goals at the target level of performance and (B) actual achievement of the applicable performance goals through the date of the Change in Control, as determined by the Board or the Compensation Committee of the Board, in either case determined as if any applicable service-based vesting requirement had been met and such Performance-Based Awards will remain exercisable, as applicable, for a number of months equal to the number of months in the Severance Benefit Period (or for the original term of the equity award, if shorter). For the avoidance of doubt, any portion of such outstanding Performance-Based Award that fails to vest on the Termination Date pursuant to the preceding sentence shall be immediately forfeited without consideration therefor. Prior to a Change in Control, in the event of the termination of an Eligible Employee’s employment that constitutes an Involuntary Termination or a Constructive Termination meeting the requirements hereunder, any equity or equity-based awards that would otherwise be forfeited upon such Termination Date shall not be forfeited, shall remain outstanding at their vested percentages as of such Termination Date and, to the extent unvested as of such Termination Date, shall be eligible to vest in full (in the case of Time-Based Awards) or at the greater of target or actual achievement of the applicable performance goals (in the case of Performance-Based Awards) in the event a Change in Control occurs within the one-year period following such Involuntary Termination or Constructive Termination.
(b)All fringe benefits not otherwise covered by the Plan (including, but not limited to, pension/retirement, life insurance, disability coverage and other welfare benefits) shall

Exhibit 10.4
terminate as of the employee’s Termination Date (except to the extent that the specific plans or programs provide for extended coverage or if any conversion privilege is available thereunder).
(c)Notwithstanding anything to the contrary in the Plan, if any payment or benefit that an Eligible Employee may receive, whether or not payable or provided under the Plan (“Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (B) the largest portion, up to and including the total amount, of the Payment, whichever of the amounts determined under (A) and (B), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; reduction of employee benefits; and cancellation of accelerated vesting of outstanding equity awards. In the event that acceleration of vesting of outstanding equity awards is to be reduced, such acceleration of vesting shall be undertaken in the reverse order of the date of grant of the Eligible Employee’s outstanding equity awards. All calculations and determinations made pursuant this Section 3(c) will be made by an independent accounting or consulting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Eligible Employee for all purposes. For purposes of making the calculations and determinations required by this Section 3(c), the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G of the Code and Section 4999 of the Code. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.
(d)Any provisions contained in the Company’s equity plans, or contained in an Eligible Employee’s individual equity or equity-based award agreement with the Company, regarding the accelerated vesting or exercisability of equity or equity-based awards upon a Change in Control shall continue to apply to the extent such equity plan or equity or equity-based award agreement contains more favorable terms and may be supplemented by, but shall not be superseded by, the terms of the Plan.
Section 4.Time of Payment and Form of Benefit; Indebtedness.
(a)Cash benefits under the Plan, less applicable tax withholdings, shall be paid to an Eligible Employee in a lump sum. The provision of severance payments and benefits (including accelerated vesting of equity or equity-based awards) under the Plan (for the avoidance of doubt, other than Accrued Compensation) is conditioned on the Eligible Employee signing a general waiver and release of claims in the form provided by the Company (the “Release”) following termination of his or her employment within a period of time not to exceed forty-five (45) days from the date the Eligible Employee receives the Release and on the Eligible Employee not revoking the Release within the revocation period provided therein following his or her

Exhibit 10.4
execution of the Release. Any payment under Section 3(a)(i) or Section 3(a)(ii) hereof will be due and payable as soon as administratively practicable following the date the Release becomes effective, but not later than the date that is sixty (60) days following the later of the Termination Date or the Change in Control. For the avoidance of doubt, if the Eligible Employee does not execute the Release within the period specified in this Section 4(a) or if the Eligible Employee revokes the Release within the time period permitted by law, the Eligible Employee will not be entitled to any severance payments or benefits (including the accelerated vesting and extended exercisability of equity or equity-based awards) set forth in Section 3(a), any equity or equity-based awards that vested on account of such termination as provided herein will be cancelled for no consideration due to the Eligible Employee, and neither the Company nor any of its Affiliates will have any further obligations to the Eligible Employee under the Plan or otherwise.
(b)If an Eligible Employee is indebted to the Company at his or her payment date, the Company reserves the right to offset any payments under the Plan by the amount of such indebtedness.
Section 5.Right to Interpret Plan; Amendment and Termination; Binding Nature of Plan.
(a)Exclusive Discretion. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan, and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and the amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.
(b)Term of Plan; Amendment or Termination.
(i)The Plan Administrator reserves the right to amend or modify the terms of the Plan or the benefits provided hereunder at any time, provided, however, that any such amendment or modification that diminishes or otherwise adversely affects the rights or benefits of an Eligible Employee under the Plan shall only become effective upon the written consent of any such affected Eligible Employee. The Plan Administrator may terminate the Plan at any time with the written consent of the Eligible Employees, or may terminate a particular Eligible Employee’s participation in the Plan or entitlement to benefits with the written consent of such Eligible Employee; provided, however, that during the twenty-four (24)-month period following the consummation of a Change in Control, (a) the Plan may not be terminated and (b) the Plan may not be amended if such amendment would in any manner be adverse to the interests of an Eligible Employee. Notwithstanding the above, the Plan may be terminated by the Plan Administrator in its discretion, without the consent of any Eligible Employee, at any time after the expiration of each Eligible Employee’s Tail Period, provided that all unpaid severance benefits related to such Change in Control have been paid to Eligible Employees whose Termination Date occurred prior to the termination of the Plan.
(ii)Eligible Employees shall have the right to be promptly notified that any action amending or terminating the Plan has been taken.

Exhibit 10.4
(c)Binding Effect on Successor to Company. The Plan shall be binding upon any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, or upon any successor to the Company as the result of a Change in Control, and any such successor or assignee shall be required to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment or Change in Control had taken place. In such event, the term “Company,” as used in the Plan, shall mean the Company as hereinafter defined and any successor or assignee as described above which by reason hereof becomes bound by the terms and provisions of the Plan, and the term “Board” shall refer to the Board of Directors of any such surviving or continuing entity.
Section 6.Definitions.
Capitalized terms used in the Plan, unless defined elsewhere in the Plan, shall have the following meanings:
(a)Accrued Compensation means an amount which includes all amounts earned or accrued through the Termination Date but not paid as of the Termination Date, including (i) Pay, (ii) reimbursement for reasonable and necessary expenses incurred by the Eligible Employee on behalf of the Company during the period ending on the Termination Date, (iii) unused vacation pay, and (iv) any earned but unpaid bonuses and incentive compensation as of the Termination Date (but not including the Bonus Amount payable pursuant to Section 3(a)(i)(C)).
(b)Affiliate means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms as defined in Sections 424(e) and (f), respectively, of the Code.
(c)Bonus Amount means one hundred percent (100%) of the target annual performance bonus amount that an Eligible Employee is eligible to receive for the period that includes the Termination Date. If an Eligible Employee’s bonus is calculated on a monthly or quarterly basis, the maximum bonus award for these purposes shall be the amount determined by annualizing the maximum monthly or quarterly payment.
(d)Cause shall have the meaning set forth in an employment agreement between the Eligible Employee and the Company as in effect as of the Termination Date or, if no such agreement exists, (i) conviction of, a guilty plea with respect to, or a plea of nolo contendere to a charge that the Eligible Employee has committed a felony under the laws of the United States or of any state or a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company; (ii) material breach of any agreement entered into between the Eligible Employee and the Company that impairs the Company’s interest therein; (iii) willful misconduct, significant failure to perform the Eligible Employee’s duties, or gross neglect by the Eligible Employee of the Eligible Employee’s duties; or (iv) engagement in any activity that constitutes a material conflict of interest with the Company. The Eligible Employee shall be considered to have been discharged “for cause” if the Plan Administrator determines, within thirty (30) days after the termination of the Eligible Employee’s employment or other service relationship with the Company for any other purported reason, that discharge for cause was warranted.

Exhibit 10.4
(e)Change in Control means (i) a sale, lease, license or other disposition of all or substantially all of the assets of the Company, (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shares held immediately after such consolidation, merger or reorganization by the shareholders of the Company immediately prior to such consolidation, merger or reorganization, represent less than fifty percent (50%) of the outstanding voting power of the surviving entity and its parent following the consolidation, merger or reorganization, or (iii) any transaction or series of related transactions involving a person or entity, or a group of affiliated persons or entities (but excluding any employee benefit plan or related trust sponsored or maintained by the Company or an Affiliate) in which such persons or entities that were not shareholders of the Company immediately prior to their acquisition of Company securities as part of such transaction become the owners, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction and other than as part of a private financing transaction by the Company, or (iv) a Change in the Incumbent Board. For purposes of the Plan, a Change in the Incumbent Board shall occur if the existing members of the Board on the date the Plan is initially adopted by the Board (the “Incumbent Board”) cease to constitute at least a majority of the members of the Board, provided, however, that any new Board member shall be considered a member of the Incumbent Board for this purpose if the appointment or election (or nomination for such election) of the new Board member was approved or recommended by a majority vote of the members of the Incumbent Board who are then still in office.
(f)Code means the Internal Revenue Code of 1986, as amended.
(g)Company means Novavax, Inc., a Delaware corporation, and any successor as provided in Section 5(c) hereof.
(h)Constructive Termination means a resignation by an Eligible Employee due the occurrence of any of the events or conditions set forth in this Section 6(h) without the consent of the Eligible Employee if (x) the Eligible Employee has given written notice to the Company of the event or condition giving rise to the purported Constructive Termination no later than ninety (90) days following the occurrence of the event or condition, (y) the Company has not remedied the condition within thirty (30) days following receipt of such notice and (z) the Eligible Employee terminates employment within thirty (30) days thereafter if the Company fails to remedy the condition.
(i)a change in the Eligible Employee’s position or responsibilities (including reporting responsibilities) which represents a material adverse change from the Eligible Employee’s position or responsibilities as in effect immediately preceding the change; the assignment to the Eligible Employee of any duties or responsibilities which are materially and adversely inconsistent with the Eligible Employee’s position or responsibilities as in effect immediately preceding such assignment; in each case, except in connection with the termination of the Eligible Employee’s employment by the Company for Cause or the termination of an Eligible Employee’s employment due to the Eligible Employee’s Disability or death, or a voluntary termination by the Eligible Employee other than as a result of a Constructive Termination;

Exhibit 10.4
(ii)a material reduction in the Eligible Employee’s Pay or any material failure to pay the Eligible Employee any compensation or benefits to which the Eligible Employee is entitled within five (5) days of the date due;
(iii)the Company’s requiring the Eligible Employee to relocate his or her principal worksite to any place outside a fifty (50) mile radius of the Eligible Employee’s current worksite, except for reasonably required travel on the business of the Company or its Affiliates which is not materially greater than such travel requirements prior to the Change in Control;
(iv)the failure by the Company to continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Eligible Employee was participating immediately preceding such discontinuation, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Eligible Employee;
(v)any material breach by the Company of any provision of the Plan; or
(vi)the failure of the Company to obtain an agreement, from any successors and assigns to assume and agree to perform the obligations created under the Plan as a result of a Change in Control, as contemplated in Section 5 hereof.
(i)Disability means having become disabled within the meaning of Section 409A(a)(2)(C) of the Code and the regulations thereunder.
(j)Eligible Employee means an individual described in Section 2(a).
(k)Involuntary Termination means the termination by the Company of an Eligible Employee’s employment for a reason other than Cause.
(l)Pay means the Eligible Employee’s base salary (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of supplemental or variable compensation) at the rate in effect during the regularly scheduled payroll period coincident with the Change in Control or with the Termination Date, whichever is greater.
(m)Plan means this Novavax, Inc. Amended and Restated Change in Control Severance Benefit Plan, as amended from time to time.
(n)Plan Administrator means the Compensation Committee of the Board (or such other committee appointed by the Board to administer the Plan), or such committee’s designee.
(o)Section 409A means Section 409A of the Code and the regulations thereunder.
(p)Severance Benefit Period means the period of time equal to the number of months specified for an Eligible Employee on Exhibit A hereto.
(q)Tail Period refers to the period of time set forth on Exhibit A, which begins on the date of the consummation of a Change in Control and ends on the last day of the period set forth on such Exhibit A.

Exhibit 10.4
(r)Termination Date means the last date on which the Eligible Employee is in active pay status as an employee with the Company. A holiday cannot constitute a Termination Date unless the Eligible Employee actively provided services for the Company on such holiday.
Section 7.No Implied Employment Contract.
The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company, or (ii) to interfere with the right of the Company to discharge any employee or other person at any time and for any reason, which right is hereby reserved.
Section 8.Legal Construction.
The Plan is intended to be governed by and shall be construed in accordance with the ERISA and, to the extent not preempted by ERISA, the laws of the State of Delaware.
Section 9.Section 409A.
It is intended that payments and benefits under the Plan be exempt from, or comply with, the provisions of Section 409A and the Plan shall be interpreted and administered accordingly. To the extent required to comply with or be exempt from Section 409A, an Eligible Employee will not be considered to have terminated employment with the Company or its subsidiaries for purposes of the Plan, and no payment will be due under the Plan, until he or she has incurred a “separation from service” from the Company and its subsidiaries within the meaning of Section 409A (after giving effect to the presumptions set forth therein). If an Eligible Employee is determined to be a “specified employee” at the time of his or her separation from service then, to the extent necessary to prevent any accelerated or additional tax under Section 409A, payment of the amounts payable under the Plan will be delayed until the earlier of (i) the date that is six months and one day following the Eligible Employee’s separation from service or (ii) the Eligible Employee’s death. Each amount paid pursuant to the Plan shall be treated as a separate payment for purposes of Section 409A and the right to a series of installment payments under the Plan shall be treated as the right to a series of separate payments. To the extent required by Section 409A, if the period available to execute (and not revoke) the Release spans two calendar years, any payments or benefits provided to the Eligible Employee under the Plan will be paid in the second calendar year. To the extent required to comply with Section 409A, a Change in Control will not be deemed to occur for purposes of the Plan unless it is a “change in control event” as defined in Section 1.409A-3(i)(5)(i) of the Treasury Regulations (or a subset of a “change in control event”, as applicable). Notwithstanding the foregoing or anything to the contrary in the Plan, neither the Company nor any of its Affiliates will be liable to an Eligible Employee by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted with respect to any of the payments under the Plan, including by reason of the failure of the Plan to satisfy the applicable requirements of Section 409A in form or in operation. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to an Eligible Employee under the Plan shall be paid to the Eligible Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to

Exhibit 10.4
the Eligible Employee) during any one year may not affect amounts reimbursable or provided in any subsequent year and may not be liquidated or exchanged for any other benefit.

Section 10.Claims, Inquiries and Appeals.
(a)Claims for Benefits and Inquiries. Any claim for benefits, request for review, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an Eligible Employee (or his or her authorized representative) at the following address:
Novavax, Inc.
21 Firstfield Road
Gaithersburg, MD 20878
Attn: Chairman of the Compensation Committee of the Board
(b)Denial of Claims. In the event that any claim for benefits is denied in whole or in part, the Plan Administrator must provide the claimant with written or electronic notice of the denial of the claim, and of the claimant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the claimant and will include the following:
(i)the specific reason or reasons for the denial;
(ii)references to the specific Plan provisions upon which the denial is based;
(iii)a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and
(iv)an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 10(d) below.
This notice of denial will be given to the claimant within ninety (90) days after the Plan Administrator receives the claim, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the claim. If an extension of time for processing is required, written notice of the extension will be furnished to the claimant before the end of the initial ninety (90) day period.
This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the claim.
(c)Request for a Review. Any person (or that person’s authorized representative) for whom a claim for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the claim is denied. A request for a review shall be in writing and shall be sent to the address set forth above. A

Exhibit 10.4
request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the claimant feels are pertinent. The claimant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the claimant to submit) written comments, documents, records, and other information relating to his or her claim. The claimant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the claimant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(d)Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the claimant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the claimant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the claimant for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the claimant, the following:
(i)the specific reason or reasons for the denial;
(ii)references to the specific Plan provisions upon which the denial is based;
(iii)a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and
(iv)a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.
(e)Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require a claimant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the claimant’s own expense.
(f)Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written claim for benefits in accordance with the procedures described by Section 10(a) above, (ii) has been notified by the Plan Administrator that the claim is denied, (iii) has filed a written request for a review of the claim in accordance with the appeal procedure described in Section 10(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an Eligible Employee’s claim or appeal within the relevant

Exhibit 10.4
time limits specified in this Section 10, the Eligible Employee may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA. In no event may any legal proceeding regarding entitlement to benefits or any aspect of benefits under the Plan be commenced later than the earlier of: (i) one year after the date on which the claimant receives a decision from the Plan Administrator regarding his or her appeal; and (ii) the date otherwise prescribed by applicable law.
Section 11.Basis of Payments under the Plan.
All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company.

Exhibit 10.4
EXHIBIT A

Title	Severance Benefit Period	Tail Period
CEO	24 months*	24 months
Executive Vice President and above (other than the CEO)	12 months	12 months

*For purposes of Section 3(a)(ii), the Severance Benefit Period for the CEO is 18 months.